Exhibit 99.1

SJW CORP. Announces Exercise by Underwriters of Overallotment Option

SAN JOSE, Calif. April 25, 2013—(BUSINESS WIRE)—SJW Corp. (NYSE:SJW) today announced that its underwriters have exercised an overallotment option to purchase an additional 100,000 shares of its common stock. The Company granted the option to the underwriters in connection with its previously announced public offering of 1,321,000 shares, which priced on March 28, 2013 at a public offering price of $26.50 per share and closed on April 3, 2013. This brings the expected total gross proceeds from the offering to approximately $37.7 million.

Robert W. Baird & Co. Incorporated served as sole book-runner for the offering. Janney Montgomery Scott, Brean Capital and Blaylock Robert Van, LLC served as co-managers for the offering.

The shares of common stock were sold by the Company pursuant to an effective “shelf” registration statement (including the accompanying prospectus) and related prospectus supplements previously filed with the Securities and Exchange Commission (SEC). Copies of the prospectus supplements and the accompanying prospectus relating to this offering may be obtained by sending a request to Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Galleria Level, Milwaukee, Wisconsin 53202-5391, or by calling 1-800-792-2413 or email: syndicate@rwbaird.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain certain forward-looking statements including but not limited to, statements relating to SJW Corp.’s public offering, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.’s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About SJW Corp.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

SJW Corp.

Suzy Papazian, 408-279-7961

Corporate Secretary/Attorney